                                                                  Exhibit 99(C)


                                 (FORM OF NOTE)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO SALOMON SMITH BARNEY HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. [R-1]                                              INITIAL PRINCIPAL AMOUNT
CUSIP 79549B 72 7                                      REPRESENTED $[        ]
                                                       representing [ ] Units
                                                      ($10 per Unit)

                       SALOMON SMITH BARNEY HOLDINGS INC.
                   Callable Equity Linked Notes based upon the
              TheStreet.com Internet Sector Index due ______, 2006

     Salomon Smith Barney Holdings Inc., a Delaware corporation (hereinafter referred to as the "Company", which term includes any successor corporation under the Indenture herein referred to), for value received and on condition that this Note is not redeemed by the Company prior to ______, 2006 (the "Stated Maturity Date"), hereby promises to pay to CEDE & CO., or its registered assigns, the initial principal sum of [ ] Million Dollars ($[ ]) (the "Initial Principal Amount") plus the Supplemental Redemption Amount (as defined below), which may be positive, negative or zero but will not be less than -$[ ], on the Stated Maturity Date. This Note may be redeemed, in whole but not in part, at the option of the Company during certain specified periods prior to the Stated Maturity Date, as described more fully below under "Redemption of the Notes at the Option of the Company". If the Company elects to redeem the Notes prior to the Stated Maturity Date, the Holder of this Note will receive only the relevant Call Price (as defined below) and will not receive the Initial Principal Amount plus the Supplemental Redemption Amount (which may be positive, negative or zero, but will not be less than -$[ ]). This Note will not bear periodic payments of interest, is not subject to any sinking fund, is not subject to redemption at the option of the Holder thereof prior to the Stated Maturity Date, and is not subject to the defeasance provisions of the Indenture.

     If this Note is not redeemed by the Company prior to the Stated Maturity Date, payment of the Initial Principal Amount plus the Supplemental Redemption Amount (which may be positive, negative or zero, but will not be less than -$[ ]) with respect to this Note shall be made upon presentation and surrender of this Note at the corporate trust office of the Trustee in the Borough of Manhattan, The City and State of New York, in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

     This Note is one of the series of Callable Equity Linked Notes based upon the TheStreet.com Internet Sector Index due ______, 2006 (the "Notes").

SUPPLEMENTAL REDEMPTION AMOUNT

     The "Supplemental Redemption Amount" with respect to this Note equals:

                                        Ending Value-Starting Value
             Initial Principal Amount x ---------------------------
                                             Starting Value


provided, however, that in no event will the Supplemental Redemption Amount with respect to this Note be less than -$[ ].

     The "Ending Value" will be determined by Salomon Smith Barney Inc. (the "Calculation Agent", which term includes any successor thereto) and will equal the average (arithmetic mean) of the closing values of the TheStreet.com Internet Sector Index (the "Index") on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Ending Value will equal the average (arithmetic mean) of the closing values of the Index on such Calculation Days, and if there is only one Calculation Day, then the Ending Value will equal the closing value of the Index on such Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Index on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on such day.

     The "Starting Value" equals [ ], which was the closing value of the Index on ________, 1999.

     The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the Stated Maturity Date to and including the second scheduled Index Business Day prior to the Stated Maturity Date. A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

     An "Index Business Day" is a day on which each of the American Stock Exchange, Inc., the Philadelphia Stock Exchange, Inc. (the "PHLX"), the New York Stock Exchange, Inc. (the "NYSE") and the Nasdaq National Market ("Nasdaq") is open for trading and the Index or any Successor Index (as defined below) is calculated and published. The Calculation Agent may, in its discretion, add to (or delete from) the definition of "Index Business Day" any other major U.S. exchange which commences to serve (or ceases to serve) as the primary exchange upon which a stock underlying the Index trades or as an exchange upon which a futures contract, an option on a futures contract or an option contract relating to the Index trades. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and shall be conclusive for all purposes and binding on the Company and Holders of the Notes, absent manifest error.

REDEMPTION OF THE NOTES AT THE OPTION OF THE COMPANY

     The Company, in its sole discretion, may elect to redeem the Notes, in whole but not in part, on any Index Business Day during the 30-day period beginning on ______ in each of 2002, 2003, 2004 or 2005 (each such 30-day period, a "Call Period"), at the applicable call price per Unit as set forth below (each such price, a "Call Price"):

         CALL PERIOD                                 CALL PRICE

 30-day Period Beginning on                       $[17.50] per Unit
        ______, 2002                    ([175]% of the initial principal amount)

 30-day Period Beginning on                       $[20.00] per Unit
        ______, 2003                    ([200]% of the initial principal amount)

 30-day Period Beginning on                       $[22.50] per Unit
        ______, 2004                    ([225]% of the initial principal amount)

 30-day Period Beginning on                       $[25.00] per Unit
        ______, 2005                    ([250]% of the initial principal amount)

     The Company must give at least 15 days' advance notice to the Trustee, specifying the date on which the Company will pay the Call Price (such date, the "Call Date"), which Call Date shall be no later than the 20th day after such call notice is given. The Trustee will provide notice of such call election to the registered holders of the Notes, specifying the Call Date, no later than 15 days prior to the Call Date. If the Company elects to redeem the Notes prior to the Stated Maturity Date, the Holder of this Note will receive only the relevant Call Price and will not receive the Initial Principal Amount plus the Supplemental Redemption Amount (which may be positive, negative or zero, but will not be less than -$[ ]).

MARKET DISRUPTION EVENTS

     "Market Disruption Event" means any of the following events, as determined by the Calculation Agent:

          (a) The suspension or material limitation of trading in 20% or more of the underlying stocks which then comprise the Index or any Successor Index, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading on the NYSE, Nasdaq or any other applicable organized U.S. exchange. For purposes of this definition, limitations on trading during significant market fluctuations imposed pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, Nasdaq, any other self regulatory organization or the Securities and Exchange Commission (the "SEC") of similar scope or as a replacement for Rule 80B, as determined by the Calculation Agent) shall be considered "material".

          (b) The suspension or material limitation, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading (whether by reason of movements in price exceeding levels permitted by the relevant exchange or otherwise) in (A) futures contracts related to the Index or any Successor Index or options on such futures contracts which are traded on any major U.S. exchange or (B) options contracts related to the Index or any Successor Index which are traded on the PHLX or any other major U.S. exchange.

          (c) The unavailability, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of 20% or more of the underlying stocks which then comprise the Index or any Successor Index or in respect of futures contracts related to the Index or any Successor Index, options on such futures contracts or options contracts related to the Index or any Successor Index, in each case traded on any major U.S. exchange.

     For purposes of determining whether a Market Disruption Event has occurred:
(1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to discontinue permanently trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) any suspension or material limitation in trading in a futures or options contract on the Index or any Successor Index by a major securities market by reason of (x) a price change violating limits set by such securities market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a Market Disruption Event, notwithstanding that such suspension or material limitation is less than two hours, and (4) a "suspension or material limitation" on an exchange or in a market will include a suspension or material limitation of trading by one class of investors provided that such suspension or material limitation continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange or market (but will not include limitations imposed on certain types of trading under NYSE Rule 80A or any applicable rule or regulation enacted or promulgated by the NYSE, Nasdaq, any other self-regulatory organization or the SEC of a similar scope or as a replacement for Rule 80A, as determined by the Calculation Agent) and will not include any time when such exchange or market is closed for trading as part of such exchange's or market's regularly scheduled business hours.

DISCONTINUANCE OF THE INDEX

     If the PHLX discontinues publication of the Index and the PHLX or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (any such index being referred to herein as a "Successor Index"), then the Ending Value shall be determined by reference to the value of such

Successor Index using the methodology described above under "Supplemental Redemption Amount".

     Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice thereof to be furnished to the Company and the Trustee, who shall provide notice thereof to the Holders of the Notes.

     If the PHLX discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any Calculation Day, the value to be substituted for the Index for any such Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the Calculation Agent for such Calculation Day in accordance with the procedures last used to calculate the Index prior to any such discontinuance.

     If the PHLX discontinues publication of the Index prior to the period during which the Supplemental Redemption Amount is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then on each Index Business Day until the earlier to occur of (a) the determination of the Ending Value and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Day. The Calculation Agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone.

     If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Index as described above, such Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether an Index Business Day occurs or a Market Disruption Event exists.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the Index or a Successor Index is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that the value of the Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value thereof had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date when the closing value with respect to the Ending Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index or such Successor Index as if such changes or modifications had not been made, and calculate such closing value with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value thereof is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in such Index), then the Calculation Agent shall adjust the Index or such Successor Index in order to arrive at a value thereof as if it had not been modified (e.g., as if such split had not occurred).

     The Trustee shall not at any time be under any duty or responsibility to any Holder of this Note to determine whether any facts exist which may require any adjustment to the Ending Value or with respect to the nature or extent of any such adjustment when made or with respect to the method employed in making the same.

GENERAL

     This Note is one of a duly authorized issue of Debt Securities of the Company, issued and to be issued in one or more series under a Senior Debt Indenture, dated as of October 27, 1993, as supplemented by a First Supplemental Indenture, dated as of November 28, 1997, and as further supplemented from time to time (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.

     If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. In such case, the amount declared due and payable upon any acceleration permitted by the Indenture will be determined by the Calculation Agent and will be equal to, with respect to this Note: (i) the Initial Principal Amount plus (ii) the Supplemental Redemption Amount (which may be positive, negative or zero, but will not be less than -$[ ]) calculated as though the Stated Maturity Date of this Note were the date of early repayment. In case of default in payment on the maturity date of this Note (whether on the Stated Maturity Date or upon acceleration), from and after the maturity date this Note shall bear interest, payable upon demand of the Holders thereof, at the rate of [ ]% per annum on the unpaid amount due and payable on such date in accordance with the terms of this Note through the date when payment of such amount has been made or duly provided for.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company and a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the Holders of all Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

     The Holder of this Note may not enforce such Holder's rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company to pay the Initial Principal Amount plus the Supplemental Redemption Amount (which may be positive, negative or zero, but will not be less than -$[ ]) with respect to this Note, unless the Company redeems the Notes prior to the Stated Maturity Date, and to pay any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

     All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

     Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

                                  SALOMON SMITH BARNEY HOLDINGS INC.


                                  By:  _____________________________________
                                  Name:   Mark I. Kleinman
                                  Title:  Executive Vice President and Treasurer

Corporate Seal
Attest:


By:   ____________________
      Name:
      Title:

Dated:  __________, 1999

CERTIFICATE OF AUTHENTICATION
      This is one of the Notes referred to in
      the within-mentioned Indenture.

The Bank of New York,
as Trustee


By:   ______________________
      Authorized Signatory